Exhibit (g)(20)

January 25, 2017

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. (“Artisan Partners Funds”) has liquidated Artisan Global Small Cap Fund (the “Fund”). In accordance with the terms of the Custodian Contract dated as of March 7, 1995, as amended from time to time (the “Custodian Contract”), between State Street Bank and Trust Company (the “Custodian”) and Artisan Partners Funds, Inc. (the “Corporation”), the Corporation hereby requests that you consent to the termination of the Custodian Contract with respect to the Fund only and this letter serves as your and our waiver of the notice provisions contained therein.

We acknowledge that this letter constitutes “Proper Instructions” for all purposes under the Custodian Contract.

Please indicate your acceptance by executing this Letter Agreement, returning a copy to us and retaining a copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Shannon K. Jagodinski
Shannon K. Jagodinski
Vice President and Assistant Treasurer

Agreed to this 26th day of January, 2017

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

875 EAST WISCONSIN AVENUE SUITE 800    |    MILWAUKEE WI 53202-5402    |  TELEPHONE 414 390 6100    |    WWW.ARTISANPARTNERS.COM

Securities offered through Artisan Partners Distributors LLC, member FINRA